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EXHIBIT 99.9

          EUROTECH, LTD. COMPLETES $10,000,000 PRIVATE EQUITY AGREEMENT

FAIRFAX, Va.--(BUSINESS WIRE)--March 5, 2002--Eurotech, Ltd. (AMEX:EUO-NEWS), WWW.EUROTECHLTD.COM, announced today that it has entered into an agreement with a new capital source for a $10 million private equity line. The investor has agreed to purchase Eurotech common stock at a ten percent discount to the market price and the financing will be available to Eurotech, subject to certain conditions, at its option on an as-needed basis over a period of 24 months. Subject to certain limitations, Eurotech has the right to determine the timing and amount of each sale.

Eurotech's Chief Executive Officer, Todd J. Broms, said to shareholders, "This latest commitment is one more indication that your management team is dedicated and up to the task to successfully work within the capital markets to contract for the availability of future capital. "

ABOUT EUROTECH, LTD.
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Eurotech develops and markets emerging chemical and electronic technologies designed to improve the environmental and security sectors. We work with scientists, engineers and research institutes to identify products and processes that have unique or superior characteristics. Our portfolio of technologically advanced products include (i) proprietary materials created to specifically solve the serious problems of how nuclear and hazardous waste are cost effectively contained, (ii) advanced performance materials for use in industrial products such as coatings and paints, and (iii) automatic detection of explosives and illicit materials for use in Homeland Security.

More information about Eurotech, its technologies and current investor information may be obtained by visiting the Company's web site at WWW.EUROTECHLTD.COM.

Investors are cautioned that certain statements contained in this document as well as some statements in periodic press releases and some oral statements of Eurotech officials during presentations about Eurotech, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act").

Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by management, are also forward-looking statements as defined by the Act.

Some of the factors that could significantly impact the forward-looking statements in this press release include, but are not limited to: insufficient cash flow to continue to fund the development and marketing of the Company's products and technology, a rejection of the Company's products and technologies by the marketplace and disputes as to the Company's intellectual property rights. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about Eurotech, its technology, economic and market factors and the industries in which Eurotech does business, among other things.

These statements are not guaranties of future performance and Eurotech has no specific intention to update these statements. More detailed information about those factors is contained in Eurotech's filings with the Securities and Exchange Commission.

For More Information Contact Dawn Van Zant at DVANZANT@INVESTORIDEAS.COM or Call Toll Free 800/665-0411

________________________

CONTACT:

     EUROTECH, Ltd., Fairfax
        by
     ECON Investor Relations, Inc.
     Dawn Van Zant, 800/665-0411
     dvanzant@investorideas.com
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